Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
July 21, 2015	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO) (252) 940-4936
Scott McLean (CFO) (252) 940-5016
Website: www.firstsouthnc.com

First South Bancorp, Inc. Reports June 30, 2015 Quarterly Operating Results

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), reports its unaudited operating results for the quarter and six months ended June 30, 2015.

For the 2015 second quarter, net income increased 59.1% to $1.2 million, or $0.12 per diluted common share, from net income of $725,000, or $0.08 per diluted common share for the linked 2015 first quarter. The improvement in net income on a linked quarter basis is due to increases in net interest income and non-interest income, as well as a decline in non-interest expenses. The improvement reflects the impact of strong loan growth during the quarter coupled with enhanced fee income from deposit service offerings as the benefits of the branch acquisition transaction (the “acquisition”) with Bank of America (BOA) are being realized.

Net income and earnings per diluted common share for the current quarter declined by $132,000 and $0.01, respectively, when compared with $1.3 million or $0.13 per diluted common share earned for the quarter ended June 30, 2014.

Net income for the first six months of 2015 was $1.9 million, or $0.20 per diluted common share, compared to net income of $2.4 million, or $0.25 per diluted common share earned in the first six months of 2014. Earnings for the current six month period were positively impacted by increases in net interest income and non-interest income, as well as lower loan loss provisions. During this same period non-interest expenses have increased with growth of our franchise and supporting infrastructure. In addition, during the first six-months of 2015, the Bank incurred $425,000 of one-time transaction expenses associated the nine newly acquired branch offices.

Bruce Elder, President and CEO, commented, “Our biggest challenge heading into 2015 was to utilize the deposits acquired in December and put those funds to work in the loan and lease portfolio. During the second quarter we experienced net portfolio growth of almost $55 million bringing our year-to-date net growth to over $63 million. The growth will have a positive impact on interest income and earnings in future periods and growing earning assets remains a high priority. We will also continue to focus increasing non-interest income and efficiently managing operating expenses to improve efficiency and bottom-line results. While our efficiency ratio remains elevated due to the branch acquisition, we have made progress during the quarter. During the 2015 second quarter the Bank consolidated three branch offices into other nearby existing offices. By combining our resources in these markets we are able to improve our efficiency while maintaining our commitment to the communities and customers we serve.”

Mr. Elder commented further, “During the quarter ended June 30, 2015, we paid our sixth consecutive quarterly cash dividend of $0.025 per share. Our dividend payments for the six months ended June 30, 2015 represent a 25% payout ratio of diluted earnings per share. The payment of these quarterly dividends reflects the Company’s strong capital position, improved financial performance and our confidence in the future.”

Net Interest Income

Net interest income for the 2015 second quarter increased to $7.2 million from $7.1 million for the linked 2015 first quarter, and $6.6 million for the 2014 second quarter. Net interest income for the first six months of 2015 increased to $14.2 million, from $13.0 million for the comparative prior year period. The tax equivalent net interest margin improved 5 basis points to 3.67% for the 2015 second quarter, from 3.62% for the linked 2015 first quarter, and fell 49 basis points when compared to the 4.16% for the 2014 second quarter. The tax equivalent net interest margin for the first six months of 2015 declined by 56 basis points to 3.64%, from 4.20% for the comparative six month period of 2014. The declines were the result of investing the acquired deposits in lower earning investment securities.

Net interest margin for the current period declined compared to the three-month period ended June 30, 2014 due to a change in earning asset mix. The percentage of loans to total earning assets declined to 66% for the current period end compared to 72% for the prior period. Despite the decline in margin, net interest income increased by $624,000 over the comparative prior year three-month period primarily as a result of a $157.3 million increase in average earning assets. The expansion of our net interest income during the first half of 2015 compared to the same six month period of 2014 is due primarily to an increase in the volume of earning assets, which was partially offset by an increase in the volume of interest-bearing liabilities and a reduction in the yield on earning assets. We anticipate level of our current margin remaining somewhat stable over the near-term unless there are dramatic movements in interest rates.

Asset Quality and Provisions for Loan Losses

Total nonperforming assets were $11.6 million, or 1.3% of total assets at June 30, 2015, compared to $13.2 million or 1.5% of total assets at December 31, 2014, and $17.4 million or 2.5% of total assets at June 30, 2014. Total loans in non-accrual status were $4.3 million at June 30, 2015, compared to $5.0 million at December 31, 2014 and $7.8 million at June 30, 2014. Our level of other real estate owned (OREO) declined to $7.0 million at June 30, 2014, from $7.8 million at December 31, 2014 and $8.7 million at June 30, 2014. The Bank continues to place improving asset quality metrics as a key component of its short-term and long-term performance objectives.

The allowance for loan and lease losses (ALLL) was $7.4 million at June 30, 2014, representing 1.35% of loans and leases held for investment, compared to $7.5 million at December 31, 2014, or 1.57% of loans and leases held for investment, and $7.9 million at June 30, 2014, or 1.69% of loans and leases held for investment. The Bank recorded $140,000 of provision for credit losses in the 2015 second quarter, none in the linked 2015 first quarter, and $450,000 in the comparative 2014 second quarter. For the six months ended June 30, 2015, the Bank recorded $140,000 of provision for credit losses, compared to $700,000 in the first six months of 2014. Management believes the ALLL remains adequate.

Non-Interest Income

Total non-interest income is $3.6 million for the 2015 second quarter, compared to $3.2 million for the linked 2015 first quarter and $2.2 million for the 2014 second quarter.

Deposit fees and service charges increased to $2.1 million for the 2015 second quarter and represented 58.1% of total non-interest income. These results were improved over the $1.9 million generated for the linked 2015 first quarter and the $1.1 million earned in the comparative second quarter of 2014. This increase primarily reflects the additional fees and service charges generated from the acquisition transaction. We anticipate additional service charge revenue from deposits going forward, as we focus on growing our core deposit base through new customer acquisition.

Total non-interest income generated from the sale and servicing of mortgage loans and loan fees increased to $877,000 for the 2015 second quarter, compared to $624,000 in the linked 2015 first quarter and $612,000 for the 2014 second quarter.  An early spring sales season, coupled with the opportunities we are experiencing in the new markets we entered through the branch acquisition resulted in a higher level of activity for the current quarter. Due to volatility in interest rates near the end of the second quarter, mortgage originations may decline in the third quarter, as compared to the second quarter. We continue to explore various strategies to enhance our non-interest income, including the purchasing of servicing rights.

Included in other non-interest income is revenue from investments in Bank-owned life insurance (BOLI) of $128,000 for the 2015 second quarter, compared to $127,000 the linked 2015 first quarter and $132,000 for the 2014 second quarter.

Net gains from sales of OREO were $27,000 for the 2015 second quarter, compared to $46,000 for the linked 2015 first quarter and $34,000 for the 2014 second quarter, as the Bank continues in its efforts of disposing of nonperforming assets.

Net gains from investment securities sales were $201,000 for the 2015 second quarter, compared to $251,000 for the linked 2015 first quarter and none for the 2014 second quarter. During 2014, we implemented a strategy to pre-invest a large portion of the anticipated acquisition transaction proceeds into short and intermediate term investment securities until the funds could be converted to higher yielding assets. During the 2015 second quarter and linked first quarter, we sold $9.0 million and $13.8 million, respectively, of investment securities primarily to fund net growth in our loan portfolio.

Total core non-interest income, excluding net gains from securities and OREO sales, improved to $3.4 million for the 2015 second quarter, from $2.9 million for the linked 2015 first quarter and $2.1 million for the comparative 2014 second quarter, primarily due to the increase in deposit fees and service charges.

For the first six months of 2015, total non-interest income was $6.8 million, compared to $4.1 million for the first six months 2014. Fees and service charges on deposits increased significantly to $4.0 million for the first six months of 2015, compared to $2.1 million for the 2014 six month period, primarily resulting from additional revenue generated from accounts acquired in the acquisition. Revenue generated from the sale and servicing of mortgage loans and loan fees increased to $1.5 million for the first six months of 2015, from $1.1 million for 2014 six month period. Net gains recognized from the sale of investment securities and OREO increased to $452,000 and $73,000, respectively, for the first six months of 2015, from $14,000 and $73,000, respectively, for the first six months of 2014, reflecting an increased volume of sales activity in the respective periods. BOLI earnings declined to $254,000 for the first six months of 2015, from $265,000 for the first six months of 2014.

Non-Interest Expense

Total non-interest expense declined to $9.0 million for the 2015 second quarter, from $9.3 million for the linked 2015 first quarter, but was an increase over the $6.5 million reported for the comparative 2014 second quarter. For the first six months of 2015, total non-interest expense increased to $18.3 million, from the $13.0 million reported in the first six months of 2014.

Compensation and benefit expenses, the largest component of non-interest expenses, increased to $4.8 million for the 2015 second quarter, from $4.7 million for the linked 2015 first quarter and $3.8 million 2014 second quarter. For the first six months of 2015, compensation expense increased to $9.5 million, from $7.6 million for the first six months of 2014. The increase for the 2015 periods is attributable to the expense for the staff in the nine acquired branch offices, as well as staffing for our new Durham, NC commercial loan team and our new Customer Care Center. The Bank will continue to manage overall staffing levels to ensure we meet the ongoing needs of our customers and to support future growth.

FDIC insurance premiums increased to $149,000 for the 2015 second quarter, from $133,000 for the linked 2015 first quarter and $139,000 for the comparative 2014 second quarter. For the first six months of 2015, FDIC insurance was $282,000, compared to $284,000 for the first six months of 2014. The increased quarterly FDIC insurance premium is primarily attributable to growth of the deposit insurance assessment calculation base resulting from the acquisition transaction.

Premises and equipment expense was $1.3 million for the 2015 second quarter, compared to $1.4 million for the linked 2015 first quarter and $831,000 for the 2014 second quarter. Premises and equipment costs for the first quarter of 2015 include $57,000 of one-time acquisition expenses. For the first six months of 2015, premises and equipment expense increased to $2.7 million from $1.7 million for the first six months of 2014. While the recent branch acquisition has resulted in a larger infrastructure cost than our historical levels, we continue to pursue opportunities to gain efficiency and performance from our branch network and will make adjustments, such as we have with recent branch consolidations in Kinston, Rocky Mount and Lumberton. As such, given our current branch structure we would anticipate occupancy cost to maintain or improve from their current levels.

Advertising expense was $217,000 for the 2015 second quarter, compared to $163,000 for the linked 2015 first quarter and $106,000 for the 2014 second quarter. For the first six months of 2015, advertising expense increased to $380,000, from $169,000 for the first six months of 2014. The Bank is investing in building our brand awareness throughout our expanded footprint with additional marketing efforts, and as such, we anticipate that our advertising expenses will be above that of our historical levels.

Data processing costs declined to $880,000 for the 2015 second quarter, from $1.1 million for the linked 2015 first quarter, but increased by $311,000, when compared to the $568,000 reported for the 2014 first quarter. Data processing expense for the 2015 first quarter included $173,000 of one-time acquisition expenses. For the first six months of 2015, data processing expense increased to $2.0 million, from $1.2 million for the first six months of 2014. Data processing costs fluctuate in conjunction with changes in the number of customer accounts and transaction activity volumes and therefore, with the addition of accounts and customers from the acquisition, going forward we expect these costs to be above that of prior periods.

Total amortization of intangible assets, including mortgage servicing rights and identifiable intangible assets, was $130,000 for the 2015 second quarter, compared to $127,000 for the linked 2015 first quarter and a $15,000 recovery for the 2014 second quarter. For the first six months of 2015, amortization of intangible assets increased to $257,000, from $108,000 for the first six months of 2014. Amortization of mortgage servicing rights was $58,000 for the 2015 second quarter and $56,000 for the linked first quarter, compared to a $15,000 recovery for the 2014 second quarter. Amortization of the Company’s core deposit intangible, which is the only identifiable intangible asset subject to amortization, was $72,000 for both the 2015 second quarter and the linked first quarter, compared to none for the 2014 second quarter.

Expenses attributable to ongoing maintenance, property taxes and insurance for OREO properties were $115,000 for the 2015 second quarter, compared to $163,000 for the linked 2015 first quarter and $107,000 for the 2014 second quarter. For the first six months of 2015, OREO related expenses increased to $278,000, from $228,000 for the first six months of 2014. Quarterly OREO valuation adjustments were $41,000 for the 2015 second quarter, compared to $44,000 for the linked 2015 first quarter and none for the 2014 second quarter.

Other non-interest expense was $1.4 million for both the 2015 first quarter and the linked 2015 first quarter, compared to $898,000 for the 2014 second quarter. For the first six months of 2015, other non-interest expense increased to $2.8 million, from $1.8 million for the first six months of 2014. The year-over-year increase in operating expenses is primarily due to the branch acquisition.

Income tax expense was $486,000 for the 2015 second quarter, compared to $257,000 for the linked 2015 first quarter and $542,000 for the 2014 second quarter. For the first six months of 2015, income tax expense declined to $742,000, from $960,000 for the first six months of 2014. The effective income tax rates were 29.62% for the 2015 second quarter, 26.15% for the linked 2015 first quarter and 29.66% for the comparative 2014 second quarter. The effective income tax rates were 28.32% and 28.67% for the respective 2015 and 2014 six month periods. The Bank’s investment in BOLI and tax-exempt municipal bonds contribute to lowering the Company’s level of income tax expense and its effective income tax rates.

Balance Sheet

Total assets increased to $899.7 million at June 30, 2015, from $885.9 million at December 31, 2014. The increase is attributable to a net increase in the volume of earning assets, resulting primarily from net growth in the loan and lease receivable portfolio, and partially offset by the sale of investment securities and a reduction in the level of cash on our balance sheet to help fund loan growth.

Loans and leases held for investment grew by $63.2 million during the first six months of 2015. This reflects the eighth consecutive quarterly growth in loans and leases held for investment. As a result of this net growth, total loans and leases held for investment increased to $543.6 million at June 30, 2015, from $480.4 million at December 31, 2014. Loans held for sale increased to $6.2 million at June 30, 2015, from $4.8 million at December 31, 2014.

The investment securities portfolio and interest-bearing deposits declined to $276.1 million at June 30, 2015, from $325.6 million at December 31, 2014. As previously noted, in 2014 the Bank implemented a strategy to pre-invest a large portion of the anticipated BOA transaction proceeds into short and intermediate term investment securities until the funds can be converted to higher yielding assets. During the first six months of 2015, the Bank sold $22.8 million of investment securities primarily to fund our loan portfolio growth.

The Bank’s investment in BOLI was $15.4 million at June 30, 2015, compared to $15.1 million at December 31, 2014. The increase in BOLI levels is due to higher policy cash values.

Identifiable intangible assets were $2.0 million at June 30, 2015, compared to $2.2 million at December 31, 2014, reflecting the core deposit intangible associated with the acquisition transaction, which is being amortized over a ten year period.

Total deposits declined to $772.9 million at June 30, 2015, from $788.3 million at December 31, 2014. Total non-maturity deposits declined to $529.4 million at June 30, 2015, from $533.9 million at December 31, 2014. However, during the first half of 2015 our level of non-interest bearing deposits grew $11.4 million to $158.9 million. Certificates of deposits declined to $243.5 million or 31.5% of total deposits at June 30, 2015, from $254.3 million or 32.3% of total deposits at December 31, 2014.

Stockholders' equity declined to $80.1 million at June 30, 2015, from $80.4 million at December 31, 2014. This increase primarily reflects the $1.9 million of net income earned for the first six months, net of a $958,000 decline in accumulated other comprehensive income primarily resulting from the mark-to-market adjustment of the available-for-sale securities portfolio, $478,000 dividends declared, and $793,000 used to acquire shares of the Company’s common stock pursuant to an announced repurchase program. There were 9,503,964 common shares outstanding at June 30, 2015, compared to 9,598,007 shares outstanding at December 31, 2014, reflecting the net effect of 3,359 shares issued pursuant to the vesting of restricted stock awards and 97,402 shares purchased through the stock repurchase program.

The tangible equity to assets ratio was 8.21% at June 30, 2015, compared to 8.36% at December 31, 2014. Despite the decline in tangible equity, our tangible book value per common share increased to $7.77 at June 30, 2015, from $7.71 at December 31, 2014 as a result of our share repurchases.

Key Performance Ratios

Some of our key performance ratios are the return on average assets (ROA), the return on average equity (ROE) and the efficiency ratio. ROA is 0.53% for the 2015 second quarter, compared with 0.33% for the linked 2015 first quarter and 0.73% for the 2014 second quarter. ROE is 5.63% for the 2015 second quarter compared with 3.59% for the linked 2015 first quarter and 6.61% for the 2014 second quarter. The efficiency ratio (noninterest expenses as a percentage of net interest income plus noninterest income) improved to 83.71% for the 2015 second quarter, from 91.30% for the linked 2015 first quarter, but was higher than the 72.77% for the 2014 second quarter. The efficiency ratio measures the proportion of net operating revenues that are absorbed by overhead expenses.

First South Bank has been serving the citizens of eastern and central North Carolina since 1902 and offers a variety of financial products and services, including a leasing company. Securities brokerage services are made available through an affiliation with an independent broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 32 full service branch offices located throughout eastern and central North Carolina.

The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Forward-Looking Statements

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States. First South Bancorp, Inc.’s management uses these "non-GAAP" measures in their analysis of the Company's performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. See the attached disclosures for a reconciliation of any non-GAAP measures to the most directly comparable GAAP measure.

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(NASDAQ: FSBK)

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	June 30,	December 31,
	2015	2014
Assets	(unaudited)	(*)

Cash and due from banks	$21,097,689	$23,281,016
Interest-bearing deposits with banks	15,502,764	32,835,661
Investment securities available for sale, at fair value	260,120,058	292,298,910
Investment securities held to maturity	507,881	507,309
Loans held for sale:
Mortgage loans	6,170,548	4,792,943
Total loans held for sale	6,170,548	4,792,943

Loans and leases held for investment	543,636,466	480,436,270
Allowance for loan and lease losses	(7,363,953)	(7,519,970)
Net loans and leases held for investment	536,272,513	472,916,300

Premises and equipment, net	15,246,139	15,821,436
Other real estate owned	7,009,371	7,755,541
Federal Home Loan Bank stock, at cost	2,156,800	606,500
Accrued interest receivable	2,921,574	2,851,650
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,212,642	1,178,115
Identifiable intangible assets	2,039,212	2,182,909
Income tax receivable	915,935	2,594,376
Bank-owned life insurance	15,379,872	15,125,498
Prepaid expenses and other assets	8,965,479	6,898,192

Total assets	$899,737,053	$885,864,932

Liabilities and Stockholders' Equity

Deposits:
Non-interest bearing demand	$158,929,188	$147,543,594
Interest bearing demand	239,381,849	268,472,945
Savings	131,078,264	117,932,606
Large denomination certificates of deposit	107,709,106	111,523,043
Other time	135,770,525	142,808,182
Total deposits	772,868,932	788,280,370

Borrowed money	32,000,000	-
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	4,436,409	6,837,701
Total liabilities	819,615,341	805,428,071

Common stock, $.01 par value, 25,000,000 shares authorized;
9,503,964 and 9,598,007 shares outstanding, respectively	95,040	95,980
Additional paid-in capital	35,903,908	35,869,195
Retained earnings	41,912,214	41,303,204
Accumulated other comprehensive income	2,210,550	3,168,482
Total stockholders' equity	80,121,712	80,436,861

Total liabilities and stockholders' equity	$899,737,053	$885,864,932

(*) Derived from audited consolidated financial statements

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three and Six Months Ended June 30, 2015 and 2014

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Interest income:
Interest and fees on loans	$6,260,775	$5,969,398	$12,195,294	$11,898,632
Interest on investments and deposits	1,639,763	1,248,271	3,469,740	2,394,082
Total interest income	7,900,538	7,217,669	15,665,034	14,292,714

Interest expense:
Interest on deposits	562,241	526,343	1,131,989	1,086,052
Interest on borrowings	7,421	44,428	7,516	45,112
Interest on junior subordinated notes	141,578	81,359	280,078	161,280
Total interest expense	711,240	652,130	1,419,583	1,292,444

Net interest income	7,189,298	6,565,539	14,245,451	13,000,270
Provision for credit losses	140,000	450,000	140,000	700,000
Net interest income after provision for credit losses	7,049,298	6,115,539	14,105,451	12,300,270

Non-interest income:
Deposit fees and service charges	2,102,664	1,139,262	3,974,859	2,066,209
Loan fees and charges	63,088	41,425	116,236	78,557
Mortgage loan servicing fees	304,705	250,107	543,447	476,428
Gain on sale and other fees on mortgage loans	572,549	362,016	957,533	648,069
Gain on sale of other real estate, net	27,349	33,999	73,216	73,419
Gain on sale of investment securities	201,157	-	451,938	13,509
Other income	344,675	343,775	678,820	732,327
Total non-interest income	3,616,187	2,170,584	6,796,049	4,088,518

Non-interest expense:
Compensation and fringe benefits	4,806,350	3,823,779	9,539,972	7,627,777
Federal deposit insurance premiums	148,639	139,022	281,882	283,620
Premises and equipment	1,290,526	831,016	2,664,453	1,657,161
Advertising	216,967	105,579	379,651	169,012
Data processing	879,576	568,215	1,986,421	1,153,808
Amortization of intangible assets	129,610	(14,592)	257,069	108,212
Other real estate owned expense	156,849	107,183	363,591	228,488
Other	1,397,461	898,027	2,807,183	1,812,950
Total non-interest expense	9,025,978	6,458,229	18,280,222	13,041,028

Income before income tax expense	1,639,507	1,827,894	2,621,278	3,347,760
Income tax expense	485,609	542,062	742,303	959,925

NET INCOME	$1,153,898	$1,285,832	$1,878,975	$2,387,835

Per share data:
Basic earnings per share	$0.12	$0.13	$0.20	$0.25
Diluted earnings per share	$0.12	$0.13	$0.20	$0.25
Dividends per share	$0.025	$0.025	$0.050	$0.050
Average basic shares outstanding	9,526,656	9,629,040	9,548,393	9,640,736
Average diluted shares outstanding	9,546,235	9,648,158	9,568,257	9,659,572

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014	6/30/2015	6/30/2014
	(dollars in thousands except per share data)
Consolidated balance sheet data:
Total assets	$899,737	$879,555	$885,865	$734,666	$711,547	$899,737	$711,547

Loans held for sale:	$6,171	$7,947	$4,793	$5,540	$4,715	$6,171	$4,715

Loans held for investment:
Mortgage	$68,812	$66,957	$66,391	$67,791	$69,454	$68,812	$69,454
Commercial	399,734	346,326	338,861	331,209	322,775	399,734	322,775
Consumer	62,265	62,756	62,792	61,959	66,122	62,265	66,122
Leases	12,825	12,637	12,392	12,054	11,650	12,825	11,650
Total loans held for investment	543,636	488,676	480,436	473,013	470,001	543,636	470,001
Allowance for loan and lease losses	(7,364)	(7,203)	(7,520)	(7,504)	(7,926)	(7,364)	(7,926)
Net loans held for investment	$536,272	$481,473	$472,916	$465,509	$462,075	$536,272	$462,075

Cash & interest bearing deposits	$36,600	$59,641	$56,117	$20,106	$17,658	$36,600	$17,658
Investment securities	260,628	272,990	292,806	188,472	172,468	260,628	172,468
Premises and equipment	15,246	15,481	15,821	12,494	11,671	15,246	11,671
Goodwill	4,219	4,219	4,219	4,219	4,219	4,219	4,219
Identifiable intangible asset	2,039	2,111	2,183	0	0	2,039	0
Mortgage servicing rights	1,213	1,160	1,178	1,171	1,180	1,213	1,180

Deposits:
Non-interest checking	$158,929	$147,946	$147,544	$99,219	$97,734	$158,929	$97,734
Interest checking	169,736	180,114	180,558	130,421	133,512	169,736	133,512
Money market	69,646	84,379	87,915	52,052	45,941	69,646	45,941
Savings	131,078	123,457	117,932	90,190	85,703	131,078	85,703
Certificates	243,480	248,129	254,331	230,166	229,571	243,480	229,571
Total deposits	$772,869	$784,025	$788,280	$602,048	$592,461	$772,869	$592,461

Borrowings	$32,000	$0	$0	$37,500	$25,500	$32,000	$25,500
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310	10,310	10,310
Stockholders' equity	80,122	81,403	80,437	80,363	79,150	80,122	79,150

Consolidated earnings summary:
Interest income	$7,901	$7,764	$7,569	$7,316	$7,218	$15,665	$14,293
Interest expense	712	708	742	716	652	1,420	1,292
Net interest income	7,189	7,056	6,827	6,600	6,566	14,245	13,001
Provision for credit losses	140	0	0	400	450	140	700
Noninterest income	3,616	3,180	2,251	2,245	2,170	6,796	4,088
Noninterest expense	9,026	9,254	8,896	6,537	6,458	18,280	13,041
Income before taxes	1,639	982	182	1,908	1,828	2,621	3,348
Income tax expense	485	257	40	565	542	742	960
Net income	$1,154	$725	$142	$1,343	$1,286	$1,879	$2,388

Adjusted pre-tax pre-provision operating
earnings (non-GAAP):
Income before taxes	$1,639	$982	$182	$1,908	$1,828	$2,621	$3,348
Provision for credit losses	140	0	0	400	450	140	700
Pre-tax pre-provision net income	1,779	982	182	2,308	2,278	2,761	4,048
Securities gains	(201)	(251)	0	0	0	(452)	(14)
OREO valuations	41	44	131	62	0	85	11
OREO gains (net)	(27)	(46)	(33)	(9)	(34)	(73)	(73)
Adjusted pre-tax pre-provision operating
earnings (non-GAAP)	$1,592	$729	$280	$2,361	$2,244	$2,321	$3,972

Per Share Data:
Basic earnings per share	$0.12	$0.08	$0.02	$0.14	$0.13	$0.20	$0.25
Diluted earnings per share	$0.12	$0.08	$0.02	$0.14	$0.13	$0.20	$0.25
Dividends per share	$0.025	$0.025	$0.025	$0.025	$0.025	$0.050	$0.050
Book value per share	$8.43	$8.54	$8.38	$8.37	$8.25	$8.43	$8.25
Tangible book value per share	$7.77	$7.88	$7.71	$7.93	$7.81	$7.77	$7.81

Average basic shares	9,526,656	9,570,820	9,598,007	9,598,007	9,629,040	9,548,393	9,640,736
Average diluted shares	9,546,235	9,590,979	9,618,820	9,616,004	9,648,158	9,568,257	9,659,572

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	6/30/2015	3/31/2015	12/31/2014	9/30/2014	6/30/2014	6/30/2015	6/30/2014
	(dollars in thousands except per share data)
Performance ratios (tax equivalent):
Yield on average earning assets	4.02%	3.97%	4.18%	4.52%	4.56%	4.00%	4.61%
Cost of interest bearing liabilities	0.45%	0.44%	0.48%	0.53%	0.49%	0.45%	0.50%
Net interest spread	3.57%	3.53%	3.70%	3.99%	4.07%	3.55%	4.11%
Net interest margin	3.67%	3.62%	3.78%	4.09%	4.16%	3.64%	4.20%
Avg earning assets to total avg assets	91.29%	91.23%	92.18%	91.30%	91.31%	91.26%	91.53%

Return on average assets (annualized)	0.53%	0.33%	0.07%	0.74%	0.73%	0.43%	0.70%
Return on average equity (annualized)	5.63%	3.59%	0.70%	6.70%	6.61%	4.62%	6.27%
Efficiency ratio	83.71%	91.30%	96.31%	72.52%	72.77%	87.39%	75.17%

Average assets	$877,827	$879,564	$794,286	$717,091	$705,393	$878,696	$692,500
Average earning assets	$801,396	$802,387	$732,153	$654,700	$644,074	$801,892	$633,845
Average equity	$82,233	$81,880	$81,739	$80,243	$78,724	$82,056	$77,703

Equity/Assets	8.91%	9.25%	9.08%	10.94%	11.12%	8.91%	11.12%
Tangible Equity/Assets	8.21%	8.54%	8.36%	10.36%	10.53%	8.21%	10.53%

Asset quality data and ratios:
Nonaccrual loans:
Non-TDR nonaccrual loans
Earning	$990	$858	$723	$317	$312	$990	$312
Non-Earning	806	1,158	1,075	940	2,853	806	2,853
Total Non-TDR nonaccrual loans	$1,796	$2,016	$1,798	$1,257	$3,165	$1,796	$3,165
TDR nonaccrual loans
Past Due TDRs	$1,065	$1,206	$1,233	$1,260	$3,303	$1,065	$3,303
Current TDRs	1,459	1,194	2,007	2,027	1,326	1,459	1,326
Total TDR nonaccrual loans	$2,524	$2,400	$3,240	$3,287	$4,629	$2,524	$4,629
Total nonaccrual loans	$4,320	$4,416	$5,038	$4,544	$7,794	$4,320	$7,794
Loans >90 days past due, still accruing	248	0	389	476	896	248	896
Other real estate owned	7,009	7,082	7,756	8,103	8,729	7,009	8,729
Total nonperforming assets	$11,577	$11,498	$13,183	$13,123	$17,419	$11,577	$17,419

Allowance for loan and lease losses to
loans held for investment	1.35%	1.47%	1.57%	1.59%	1.69%	1.35%	1.69%

Net charge-offs (recoveries)	$(21)	$317	$(17)	$822	$328	$296	$384
Net charge-offs (recoveries) to total loans	0.00%	0.06%	0.00%	0.17%	0.07%	0.05%	0.08%
Total nonaccrual loans to total loans	0.79%	0.89%	1.04%	0.95%	1.64%	0.79%	1.64%
Total nonperforming assets to total assets	1.29%	1.31%	1.49%	1.79%	2.45%	1.29%	2.45%
Total loans to total deposits	71.14%	63.34%	61.56%	79.49%	80.13%	71.14%	80.13%
Total loans to total assets	61.11%	56.46%	54.77%	65.14%	66.72%	61.11%	66.72%
Loans serviced for others	$300,801	$301,482	$306,822	$310,341	$315,732	$300,801	$315,732